Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Williams Partners L.P. for the registration of 100,000 common units representing limited partner interests pertaining to the Williams Partners GP LLC Long-Term Incentive Plan, of our report dated April 22, 2005, with respect to the financial statements of Williams Partners Predecessor, our report dated April 22, 2005, with respect to the financial statements of Discovery Producer Services LLC, our report dated April 22, 2005, with respect to the balance sheet of Williams Partners GP LLC, and our report dated April 22, 2005, with respect to the balance sheet of Williams Partners L.P. included in the prospectus as filed by Williams Partners L.P. with the Securities and Exchange Commission (File No. 333-124517) pursuant to Rule 424(b)(4) of the Securities Act of 1933 on August 19, 2005.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
October 4, 2005